Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

William M. Caldwell IV

or Michael D. West, Ph.D.

A.C.T. Holdings, Inc.

381 Plantation Street

Worcester, MA 01605

(508) 756-1212

www.advancedcell.com

A.C.T. HOLDINGS, INC. AND ADVANCED CELL TECHNOLOGY, INC.

 ANNOUNCE CLOSING OF MERGER

Worcester, MA, January      , 2005 – A.C.T. Holdings, Inc. (OTC Bulletin Board:  ACTH) and Advanced Cell Technology, Inc. announced today that they have closed their previously announced reverse merger transaction.  The closing of the triangular reverse merger was the final step in bringing the combined company to the public market.

Prior to the merger closing, Advanced Cell Technology, Inc. closed a private placement of units consisting of Series A Preferred Stock and Warrants, the (“Units”), generated approximately $8 million in proceeds.  The securities comprising the Units converted to A.C.T. Holdings, Inc. common stock (and warrants to acquire A.C.T. Holdings, Inc. common stock) in the merger.  As a condition to closing the merger, the holders of at least 90% of the common stock of A.C.T. Holdings, Inc. following the merger either hold restricted shares or have executed lock-up/leak-out agreements providing that such stockholders may sell a maximum of only one-twelfth of their respective holdings each month following the merger closing, and then only in accordance with applicable securities law requirements.

The company will be filing its initial From 8-K report regarding the transaction within next several days and expects to file its required financial statements not later than 75 days from the date of the merger closing.

Mr. William Caldwell, the Chief Executive Officer of A.C.T. Holdings, Inc., said, “We are pleased to have the merger completed and to be publicly traded.  The merger represents a significant milestone for the Company.  Becoming a publicly-traded company greatly increases the visibility of our research effort in regenerative medicine and human stem cells.  It also opens up additional sources of financing for the Company in the future.  We are focused on leveraging our key assets, including our intellectual property, our scientists, our facilities and our capital, to accelerate the advancement of stem cell therapies for immunological and age-related diseases.”

Dr. Michael D. West, Chairman, President, and Chief Scientific Officer of A.C.T. Holdings, Inc. commented on the proposed merger by saying: “We believe that our technology platform facilitates the development of embryonic stem cell technology and their differentiation into any of over 200 cell types in the body for a wide array of novel therapeutics.  While we estimate that the range of cell therapies which can be addressed by our technology is very broad, our initial focus is on the commercial applications of treating heart disease, immunodeficiency and cancer.”

A.C.T. Holdings, Inc., a Nevada corporation, is a biotechnology company applying human embryonic stem cell technology in the emerging field of regenerative medicine.  The company is currently headquartered in Worcester, Massachusetts.  The company intends to establish a research facility in California, where voters last November passed Proposition 71.  Often referred to as the “Stem Cell Initiative”, Proposition 71 provides $3.0 billion over the next ten years for stem cell research.

Forward-Looking Statements

This press release contains forward looking statements that involve risks and uncertainties.  Actual results, events and performance could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to differ materially from results expressed or implied by forward-looking statements.  You should not place undue reliance on forward-looking statements because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.